Exhibit 99.1

FFBW, Inc. Announces September 30, 2018 Financial Results

Quarterly Earnings Increased 795% Year-Over-Year

Brookfield, WI, October 26, 2018 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, retail banking and residential lending, today announced unaudited financial results for the three and nine months ended September 30, 2018. The September 30, 2018 results showed significant period-over-period earnings growth, improved asset quality, and solid loan portfolio growth. For the three and nine months ended September 30, 2018, net income was $349,000, or $0.05 per share, and $825,000, or $0.13 per share, respectively compared with net income of $39,000 and $231,000 for the same respective periods last year.

Edward H. Schaefer, President and CEO, commented, “Our solid third quarter results are in line with our business plan to profitably grow our loan portfolio, increase non-interest income, while increasing efficiencies to significantly improve earnings. We are pleased with the results achieved by executing the strategies detailed in our October 2017 prospectus.”

Third Quarter and Year-to-Date Highlights

•	Earnings improvement. Quarterly earnings increased 795% over the prior year quarterly earnings, from $39,000 to $349,000 and 257% over the prior year nine-month earnings, from $231,000 to $825,000.

•

Asset quality improvement. Nonperforming assets decreased 48% to $967,000 at September 30, 2018 from $1.9 million as of December 31, 2017, and decreased 73% from $3.6 million as of December 31, 2016. Non-performing loans to total loans dropped to 0.48% at September 30, 2018 compared to 0.72% at December 31, 2017 and 1.72% December 31, 2016.

•

Strong loan portfolio growth. Net loans have increased 15% since December 31, 2017 to $198 million. Commercial loans have increased $17 million, while residential real estate and consumer loans have increased $10 million for the same period.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $485,000, or 21.5%, to $2.7 million for the quarter ended September 30, 2018 compared to $2.3 million for the quarter ended September 30, 2017. Average interest-earning assets increased $30.4 million, or 13.6%, for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017 and the weighted average yield on interest-earning assets increased 28 basis points for the same period. Total interest and dividend income increased $1.2 million, or 18.9%, to $7.8 million for the nine months ended September 30, 2018 compared to $6.6 million for the nine months ended September 30, 2017. Total average interest-earning assets increased $28.2 million, or 84.9%, for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017, and the weighted average yield on interest-earning assets increased 21 basis points.

Total interest expense increased $192,000, or 46.3%, to $607,000 for the quarter ended September 30, 2018 compared to $415,000 for the quarter ended September 30, 2017. Total interest-bearing liabilities increased $8.0 million, or 4.4%, for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017, and the yield increased 37 basis points to 1.28% for the quarter ended September 30, 2018 compared to 0.91% for the quarter ended September 30, 2017. Total interest expense increased $283,000, or 24.0%, to $1.5 million for the nine months ended September 30, 2018 compared to $1.2 million for the nine months ended September 30, 2017. Total interest-bearing liabilities decreased $2.1 million, or 1.1%, for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017, while the yield increased 22 basis points to 1.08% for the nine months ended September 30, 2018 compared to 0.86% for the nine months ended September 30, 2017.

The net interest margin was 3.35% and 3.42% for the three and nine months ended September 30, 2018, compared to 3.28% and 3.28% for the three and nine months ended September 30, 2017, respectively.

Due to strong loan growth and our continued effort to strengthen our asset quality and move non-performing loans out of the legacy portfolio, the loan loss provision was $111,000 for the quarter ended September 30, 2018 compared to $63,000 the quarter ended September 30, 2017. The net recoveries for the quarter were $1,000, 0.00%, of average total loans. The loan loss provision was $415,000 for the nine months ended September 30, 2018 compared to $166,000 for the nine months ended September 30, 2017. Net charge-offs for the nine months were $195,000, 0.10% of average total loans. At September 30, 2018 our allowance for loan loss is $2.0 million, or 1.01%, of total loans. This is consistent with management’s goal of maintaining a strong allowance for loan growth as well as any potential future economic downturn.

Noninterest income increased to $250,000 for the three months ended September 30, 2018 compared to $232,000 for the three months ended September 30, 2017. The Company had increases in service charges and fees and net gain of sale of securities while having a decrease in income from net gain on sale of loans as a result of reduced volume. Noninterest income increased to $661,000 for the nine months ended September 30, 2018 compared to $627,000 for the nine months ended September 30, 2017. The Company had increases in service charges and fees and other income while having decreases in income from net gain on sale of loans and in increase in cash surrender value of insurance. The other income increase was primarily from the rental income from our Brookfield branch office.

Noninterest expense decreased $183,000 to $1.8 million for the three months ended September 30, 2018 compared to $2.0 million for the three months ended September 30, 2017. The Company had decreases in other noninterest expense and occupancy and equipment while having increases in salaries and employee benefits, data processing, foreclosed assets, and professional fees. Noninterest expense decreased $103,000 to $5.5 million for the nine months ended September 30, 2018 compared to $5.6 million for the nine months ended September 30, 2017. The Company had decreases in other noninterest expense, professional fees, and occupancy and equipment while having increases in salaries and employee benefits, data processing, and foreclosed assets. The other noninterest expense decrease is due to the third quarter 2017 donation of our former downtown office to a local community group.

Total assets increased $11.9 million to $268.3 million from $256.5 million at September 30, 2018 compared to December 31, 2017. This increase was primarily due to the increase in total loans of $26.3 million to $197.7 million at September 30, 2018 from $171.4 million at December 31, 2017. The increase in loans resulted from increases in our commercial real estate loans of $8.2 million, development loans of $7.3 million, and multifamily loans of $6.2 million. The increase in loans was offset by decreases in cash and cash equivalents of $7.8 million and available for sale securities of $6.9 million. Total deposits increased $3.3 million to $186.2 million at September 30, 2018 from $182.9 million at December 31, 2017, primarily due to the increase in certificates and money market accounts.

Nonaccrual loans decreased to $967,000, or 0.48% of total loans, at September 30, 2018 from $1.2 million, or 0.72%, at December 31, 2017. Non-performing assets decreased to $967,000, or 0.36% of total assets, at September 30, 2018 compared to $1.9 million, or 0.73%, of total assets at December 31, 2017.

At September 30, 2018, the Bank’s total capital to risk-weighted assets was 24.3%, tier 1 capital to risk weighted assets was 23.3%, and tier 1 leverage capital ratio to adjusted total assets was 18.0%.

About the Company

First Federal Bank of Wisconsin, a wholly owned subsidiary of FFBW, Inc., is a full-service federally chartered stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

September 30, 2018 (Unaudited) and December 31, 2017

(In thousands, except share data)

	September 30,	December 31,
Assets	2018	2017
Cash and due from banks	$3,408	$3,285
Fed funds sold	573	8,528
Cash and cash equivalents	3,981	11,813
Available for sale securities, stated at fair value	51,156	58,012
Loans held for sale	200	109
Loans, net of allowance for loan and lease losses of $2,020 and $1,800, respectively	197,673	171,355
Premises and equipment, net	5,111	5,290
Foreclosed assets	-	619
FHLB stock, at cost	739	514
Accrued interest receivable	887	782
Cash value of life insurance	6,957	6,558
Other assets	1,645	1,429
TOTAL ASSETS	$268,349	$256,481

Liabilities and Equity
Deposits	$186,185	$182,913
Advance payments by borrowers for taxes and insurance	1,179	36
FHLB advances	19,750	12,750
Accrued interest payable	541	37
Other liabilities	1,185	1,256
Total liabilities	$208,840	$196,992
Preferred stock ($0.01 par value, 1,000,000 authorized, no shares issued or outstanding as of September 30, 2018 and December 31, 2017, respectively)	$-	$-
Common stock ($0.01 par value, 19,000,000 authorized, 6,612,500 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	66	66
Additional paid in capital	28,307	28,296
Unallocated common stock of Employee Stock Ownership Plan ("ESOP") (246,543 and 256,263 shares at September 30, 2018 and December 31, 2017, respectively)	(2,466)	(2,563)
Retained earnings	34,762	33,937
Accumulated other comprehensive loss, net of income taxes	(1,160)	(247)
Total equity	$59,509	$59,489
TOTAL LIABILITIES AND EQUITY	$268,349	$256,481

FFBW, Inc.

Statements of Income

Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

(In thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$2,394	$1,980	$6,701	$5,736
Securities
Taxable	315	220	994	673
Tax-exempt	12	36	49	115
Other	17	17	48	29
Total interest and dividend income	2,738	2,253	7,792	6,553
Interest Expense:
Interest-bearing deposits	451	350	1,139	998
Borrowed funds	156	65	325	183
Total interest expense	607	415	1,464	1,181
Net interest income	2,131	1,838	6,328	5,372
Provision for loan losses	111	63	415	166
Net interest income after provision for loan losses	2,020	1,775	5,913	5,206
Noninterest income:
Service charges and other fees	100	80	285	204
Net gain on sale of loans	67	81	142	214
Net gain on sale of securities	11	(2)	20	20
Increase in cash surrender value of insurance	49	49	144	149
Other noninterest income	23	24	70	40
Total noninterest income	250	232	661	627
Noninterest expense:
Salaries and employee benefits	1,044	945	3,229	2,984
Occupancy and equipment	251	269	747	815
Data processing	193	145	542	446
Foreclosed assets, net	(1)	(5)	36	22
Professional fees	117	111	330	341
Other noninterest expense	206	528	617	996
Total noninterest expense	1,810	1,993	5,501	5,604
Income before income taxes	460	14	1,073	229
Provision (credit) for income taxes	111	(25)	248	(2)
Net income	$349	$39	$825	$231

Earnings per share
Basic	$0.05	N/A	$0.13	N/A
Diluted	$0.05	N/A	$0.13	N/A